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                                                                   EXHIBIT 10.11

                              CONSULTING AGREEMENT

     THIS CONSULTING AGREEMENT dated as of June 1, 2002 (the "Agreement") is made by and between QUOVADX, INC., a Delaware corporation (the "Company"), HEALTHCARE.COM CORPORATION, a Georgia corporation ("Healthcare.com"), and ROBERT
I. MURRIE, an individual resident of the State of Georgia ("Mr. Murrie").

                                   WITNESSETH:

     WHEREAS, Mr. Murrie was employed by Healthcare.com as its Chief Executive Officer, the terms of which employment were governed by an Employment Agreement between Mr. Murrie and Healthcare.com dated May 14, 2001 (the "Employment Agreement"); and

     WHEREAS, effective August 13, 2001, the Company acquired Healthcare.com through the merger of Healthcare.com with a wholly-owned subsidiary of the Company and, in connection therewith, assumed Healthcare.com's obligations under the Employment Agreement;

     WHEREAS, effective October 15, 2001, Mr. Murrie resigned from all officer positions held by him with the Company and with any subsidiaries and affiliates of the Company (including without limitation Healthcare.com), and terminated his employment relationship with each of the foregoing; and

     WHEREAS, from the date of such resignation and termination, the Company has retained Mr. Murrie as a consultant so that it may have the benefit of Mr. Murrie's experience and abilities; and

     WHEREAS, the parties hereto wish to confirm and document this engagement and to confirm certain other understandings relating to the termination of Mr. Murrie's employment;

     NOW, THEREFORE, FOR AND IN CONSIDERATION of the premises, the mutual promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1. TERMINATION OF EMPLOYMENT.

         (a) Mr. Murrie's resignation as an officer and employee of the Company and Healthcare.com (and any subsidiaries of the foregoing), and the termination of his employment relationships with each of the foregoing entities, was effective as of October 15, 2001 (the "Termination Date").

         (b) The parties acknowledge and agree that the Employment Agreement is terminated and is of no further force or effect. Mr. Murrie acknowledges and represents that except as to compensation payable under this Agreement, he has received all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to him under the Employment Agreement or otherwise due to him on account of his employment with the Company or Healthcare.com.

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     2. CONSULTING SERVICES.

         (a) For the period beginning immediately after the Termination Date and ending August 13, 2004, unless earlier terminated pursuant to Section 7 hereof (the "Consulting Period"), the Company has retained Mr. Murrie as a consultant to perform, when and as requested by the Company, general duties as an advisor and consultant in respect of the operations and activities of the Company.

         (b) Such services shall be rendered by Mr. Murrie upon the request of the Company, at such specific times and locations as shall be mutually determined from time to time by the Company and Mr. Murrie.

         (c) It is understood that the inability of Mr. Murrie to render the services contemplated herein to the Company by reason of temporary or permanent illness, disability, incapacity or death will not be considered a failure to perform his services hereunder or constitute a breach or default of Mr. Murrie's agreement as set out herein.

     3. COMPENSATION.

         (a) For services rendered and to be rendered during the first year of the Consulting Period, the Company has paid to Mr. Murrie cash compensation in the amount of $120,000, the receipt of which Mr. Murrie hereby acknowledges.

         (b) For services to be rendered from October 16, 2002 through the end of the Consulting Period, Mr. Murrie will be compensated at an hourly rate of $200.00 per hour, up to a maximum of $1,600.00 a day. Mr. Murrie will bill the Company for actual hours worked by date. In addition to such hourly and/or daily rate payable to Mr. Murrie hereunder, the Company will reimburse Mr. Murrie for all reasonable expenses incurred by him in rendering his services hereunder so long as such expenses shall have been approved in advance by the Company.

         (c) The parties acknowledge that, during the Consulting Period, Mr. Murrie shall continue to be a "Service Provider" as that term is used in the Company's 1997 Stock Plan and Mr. Murrie's Stock Option Agreement dated August 13, 2001, and that, as such, Mr. Murrie's option to purchase a total of two hundred thousand (200,000) shares of the Company's common stock will continue to vest, or once vested, be outstanding and exercisable during the Consulting Period and for a period of three (3) months thereafter. Mr. Murrie holds the option to purchase an additional 116,155 shares of the Company's common stock which is fully vested and exercisable at this time.. Upon termination of the Consulting Agreement, Mr. Murrie will have the option to purchase said 116,155 shares for a period of three (3) months thereafter.

         (d) During the period beginning after the Termination Date and ending August 13, 2004, Mr. Murrie shall continue to be covered under the Company's health benefit and life insurance plans, with coverage comparable to that received during his period of employment by the Company. From August 13, 2004 and for a period of six months thereafter, Mr. Murrie shall be entitled to continue his health insurance coverage upon payment of the relevant "COBRA" premiums.

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         (e) Mr. Murrie is not an employee of the Company for any purpose whatsoever, but is an independent contractor. The Company is interested only in the results obtained by Mr. Murrie, who shall have sole control of the manner and means of performing under this Agreement. The Company shall not have the right to require Mr. Murrie to do anything, which would jeopardize the relationship of independent contractor between the Company, and Mr. Murrie. Mr. Murrie does not have, nor shall he hold himself out as having, any right, power or authority to create any contract or obligation, either expressed or implied, on behalf of, in the name of, or binding upon the Company, unless the Company shall consent thereto in writing. Mr. Murrie shall be responsible for filing all proper returns and other forms for his tax liabilities and withholding obligations.

     4. ACKNOWLEDGMENTS AND AGREEMENTS. Mr. Murrie hereby acknowledges and agrees that:

         (a) in performance of his previous duties as an officer of the Company, and his duties as a consultant hereunder, Mr. Murrie has been and will be in possession of confidential information important to the business of the Company;

         (b) any use by Mr. Murrie of any "Trade Secrets" or "Confidential Information" (both, as hereinafter defined) is intended to inure to the exclusive benefit of the Company, and any goodwill established thereby or associated therewith is intended to inure to the exclusive benefit of the Company;

         (c) any disclosure or use of any Trade Secrets or Confidential Information except as otherwise authorized by the Company in writing, or any other violation of Sections 5 or 6 hereof would be wrongful and cause immediate, significant, continuing and irreparable injury and damage to the Company that is not fully compensable by monetary damages;

         (d) should Mr. Murrie breach any provision of Sections 5 or 6 hereof, the Company shall be entitled to obtain immediate relief and remedies in a court of competent jurisdiction (including, without limitation, damages, specific performance, preliminary or permanent injunctive relief and an accounting for all profits and benefits arising out of Mr. Murrie's breach), cumulative of and in addition to any other rights or remedies to which the Company may be entitled, at law or in equity; and

         (e) the restrictions contained in Sections 5 and 6 hereof are reasonable in scope, duration and geographic territory given the competitive nature of the Company's business and the potential injury and damage that may result to the Company from a breach thereof.

     5. CONFIDENTIALITY AND OWNERSHIP OF WORK PRODUCT.

         (a) For purposes of this Agreement, "Confidential Information" means any confidential, proprietary, business information or data belonging to or pertaining to the Company that does not constitute a "Trade Secret" (as defined under applicable law) and that is not generally known by or available through legal means to the public or the Company's competitors, including, without limitation, information regarding the Company's shareholders, clients, referral sources and suppliers. Confidential Information does not include generic, non-proprietary

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knowledge held by Mr. Murrie about the Company's business or clients, where such information can be derived from non-confidential sources or where such information is generally known by persons with experience in the Company's industry comparable to that of Mr. Murrie.

         (b) In recognition of the Company's need to protect its legitimate business interests, Mr. Murrie hereby covenants and agrees that with regard to any: (i) Confidential Information, at all times during his engagement by the Company hereunder and following the termination thereof for any reason for a period of two (2) years following the termination of Mr. Murrie's engagement by the Company for any reason; and (ii) Trade Secrets, at all times such information remains a "trade secret" under applicable law, Mr. Murrie shall regard and treat all such information as strictly confidential and wholly owned by the Company and shall not, for any reason or in any fashion, either directly or indirectly use, disclose, transfer, assign, disseminate, reproduce, copy, or otherwise communicate any such Confidential Information or Trade Secrets to any individual or entity for any purpose other than in accordance with the terms of Mr. Murrie's engagement by the Company hereunder.

         (c) Mr. Murrie shall exercise reasonable best efforts to ensure the continued confidentiality of all Trade Secrets and Confidential Information of the Company known by, disclosed to or made available to him, whether in connection with this Agreement or any other past or present relationship with the Company. Mr. Murrie shall immediately notify the Company of any unauthorized disclosure or use of any Trade Secrets or Confidential Information of which he becomes aware. Mr. Murrie shall assist the Company, to the extent reasonably necessary, in the procurement of or any protection of the Company's rights to or in any of the Trade Secrets or Confidential Information.

         (d) Any work product, property, data, documentation or information or materials conceived, discovered, developed or created by Mr. Murrie pursuant to his previous, current and ongoing relationship with, or engagement by, the Company which constitute or are protected by patents, copyrights, trademarks, service marks and trade secrets of the Company existing on the date hereof (collectively, the "Work Product") shall be owned exclusively by the Company. To the greatest extent possible, all Work Product shall be deemed to be a "work made for hire" (as defined in the Copyright Act, 17 U.S.C.A. Sections 101 et seq., as amended) and owned exclusively by the Company. Mr. Murrie hereby unconditionally and irrevocably transfers and assigns to the Company all right, title and interest in or to any Work Product, including, without limitation, all patents, copyrights, trademarks, service marks, trade secrets and other intellectual property rights therein. Mr. Murrie agrees to execute and deliver to the Company any transfers, assignments, documents or other instruments, which the Company may deem necessary or appropriate, from time to time, to vest complete title and ownership of all Work Product, and all associated intellectual property and other rights, exclusively in the Company.

         (e) Upon the request of the Company, (i) Mr. Murrie shall take such steps as the Company may reasonably request in order to transfer, disclose, and give the Company the full benefit of any Work Product remaining in his possession; and (ii) Mr. Murrie shall deliver to the Company all memoranda, notes, records, drawings, manuals, disks and other documents and media, regardless of form, that contain Work Product, Confidential Information or Trade Secrets.

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     6. PROTECTIVE COVENANTS.

         (a) DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings and shall be applicable only during the term of this Agreement:

               (i) "BUSINESS" shall mean the Company's core business, as agreed upon by the Company and Mr. Murrie.

               (ii) "COMPETITIVE POSITION" shall mean: (A) Mr. Murrie's direct or indirect equity ownership (excluding equity ownership of less than five percent (5%) of any public company) or control of any portion of any entity (other than the Company or a corporate affiliate of the Company) engaged, wholly or partly, in the Business; (B) any employment, consulting, partnership, advisory, directorship, agency, promotional or independent contractor arrangement between Mr. Murrie and any entity (other than the Company) engaged, wholly or partly, in the Business whereby Mr. Murrie is required to or does perform services substantially similar to the services provided to the Company as an employee or pursuant hereto and related to the Business on behalf of or for the benefit of such an entity; or (C) Mr. Murrie's performance of services substantially similar to the Business for his own account and benefit (and not at the direction of or for the benefit of the Company).

               (iii) "CLIENT" shall mean an actual client or actively sought prospective client of Healthcare.com or the Company during the term of Mr. Murrie's employment or engagement by Healthcare.com or the Company.

         (b) NONCOMPETITION. Mr. Murrie covenants and agrees that he will not, during the term of this Agreement hereunder, directly or indirectly, alone or in conjunction with any other party, accept, enter into or take any action in conjunction with or in furtherance of a Competitive Position.

         (c) NONSOLICITATION OF CLIENTS. Mr. Murrie covenants and agrees that he will not, during the term of this Agreement, directly or indirectly, alone or in conjunction with any other party, solicit, divert or appropriate (or attempt to do so) any Client for the purpose of providing the Client with services or products competitive with those offered by the Company during the term of this Agreement.

         (d) NONSOLICITATION OF PERSONNEL. Mr. Murrie covenants and agrees that he will not, during the term of this Agreement (except as directed to do so by the Company), directly or indirectly, alone or in conjunction with any other party, encourage or solicit (or attempt to do so) any employee, consultant, contractor or other personnel of the Company to terminate, alter or lessen such party's affiliation with the Company or to violate the terms of any agreement or understanding between such party and the Company.

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     7. TERM; TERMINATION.

         (a) TERM. The term of this Agreement shall commence on the Effective Date (as defined below) and shall continue until August 13, 2004, unless earlier terminated as set forth below. Upon any termination of this Agreement, the Consulting Period shall also terminate.

         (b) TERMINATION.

               (i) DEATH. This Agreement shall automatically and immediately terminate upon the death of Mr. Murrie.

               (ii) CAUSE. In addition to any other rights or remedies available to the Company at law, in equity or hereunder, the Company may, at any time, by delivering a written termination notice to Mr. Murrie, immediately terminate his engagement for "Cause" (as hereinafter defined). For purposes of this Agreement, "Cause" shall mean any of: (i) Mr. Murrie has been convicted of a felony or a crime involving moral turpitude; (ii) Mr. Murrie has committed an act constituting fraud, theft, deceit or material misrepresentation with respect to the Company or any customer or client of the Company; (iii) Mr. Murrie has embezzled funds or assets from the Company or any customer or client of the Company; or (iv) the Board of Directors has concluded, in its sole discretion, that Mr. Murrie has breached or defaulted in the performance of any provision of this Agreement and Mr. Murrie has failed to remedy any such breach or default that is capable of being remedied within thirty (30) days after written notice from the Company that Mr. Murrie is in breach or default. Upon such termination, the Company shall pay to Mr. Murrie all unpaid fees earned through the date of such termination.

     8. WAIVER AND RELEASE.

         (a) In consideration of his engagement hereunder, Mr. Murrie hereby waives and releases the Company from liability for all rights and claims, whether or not they are presently known to exist, that Mr. Murrie has against the Company or any of its subsidiaries relating in any way to Mr. Murrie's employment or separation from employment with Healthcare.com or the Company. This release shall not be deemed a release of any claim that Mr. Murrie may have against the Company arising out the Company's breach of this Agreement. The rights and claims which Mr. Murrie waives and releases in this Agreement include, to every extent allowed by law, those arising under the Employee Retirement Income Security Act of 1974, the Civil Rights Acts of 1866, 1871, 1964 and 1991, the Fair Labor Standards Act, Rehabilitation Act of 1973, the Occupational Safety and Health Act, the Veterans' Reemployment Rights Act, the Uniformed Services Employment and Reemployment Rights Act of 1994 ("USERRA") and the Americans With Disabilities Act.

         (b) Mr. Murrie also acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 ("ADEA") and that this waiver and release is knowing and voluntary. Employee further acknowledges that he has been advised by this writing that (a) he should consult with an attorney prior to executing this Agreement; (b) he has at least twenty-one (21) days within which to consider this Agreement; (c) he has seven
(7) days following the execution of this Agreement by the parties to revoke the Agreement; and (d) this Agreement shall not be effective until the revocation period has expired.

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Any revocation should be in writing and delivered to Linda Wackwitz at the
Company, at the address listed below, by close of business on the seventh day from the date that Mr. Murrie signs this Agreement.

         (c) Mr. Murrie waives and releases all similar rights and claims under all other federal, state and local discrimination provisions and all other statutory and common law causes of action relating in any way to his employment or separation from employment with the Company, except for rights expressly set forth or reserved in this Agreement. This release does not in any way impair Mr. Murrie's right to be indemnified to the fullest extent allowed by law or the Bylaws of the Company for any acts or omissions relating to or arising out of his employment with the Company.

     9. SURVIVAL. Notwithstanding any termination of this Agreement, the provisions of Sections 4, 5, 6, 7, 8, 9, 11(d) and 11(g) hereof shall survive and remain in full force and effect, as shall any other provision hereof that, by its terms or reasonable interpretation thereof, sets forth obligations that extend beyond the termination of this Agreement.

     10. NOTICES.

         (a) All notices provided for or required by this Agreement shall be in writing and shall be delivered personally to the other designated party, or mailed by certified or registered mail, return receipt requested, or delivered by a recognized national overnight courier service, as follows:

         If to the Company:    Quovadx, Inc.
                               6400 S. Fiddler's Green Circle
                               Suite 1000
                               Englewood, CO 80111
                               Telephone: (800)723-3033
                               Facsimile: (303)488-9738
                               ATTENTION: Legal Department

         If to Mr. Murrie:     Mr. Robert I. Murrie
                               1050 Long Creek Pointe
                               Alpharetta, GA 30005
                               Telephone: (770)329-4691
                               Facsimile: (770) 423-8580

         (b) Notices delivered pursuant to Section 10(a) hereof shall be deemed given: at the time delivered, if personally delivered; three (3) business days after being deposited in the mail, if mailed; and one (1) business day after timely delivery to the courier, if by overnight courier service.

         (c) Either party hereto may change the address to which notice is to be sent by written notice to the other party in accordance with the provisions of this Section 9.

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     11. MISCELLANEOUS.

         (a) This Agreement contains the entire agreement and understanding concerning the subject matter hereof between the parties hereto. No waiver, termination or discharge of this Agreement, or any of the terms or provisions hereof, shall be binding upon either party hereto unless confirmed in writing. This Agreement may not be modified or amended, except by a writing executed by both parties hereto. No waiver by either party hereto of any term or provision of this Agreement or of any default hereunder shall affect such party's rights thereafter to enforce such term or provision or to exercise any right or remedy in the event of any other default, whether or not similar.

         (b) This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

         (c) Mr. Murrie may not assign this Agreement, in whole or in part, without the prior written consent of the Company, and any attempted assignment not in accordance herewith shall be null and void and of no force or effect.

         (d) This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         (e) The headings contained herein are for the convenience of the parties only and shall not be interpreted to limit or affect in any way the meaning of the language contained in this Agreement.

         (f) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute the same Agreement. Any signature page of any such counterpart, or any electronic facsimile thereof, may be attached or appended to any other counterpart to complete a fully executed counterpart of this Agreement, and any telecopy or other facsimile transmission of any signature shall be deemed an original and shall bind such party.

         (g) The unenforceability or invalidity of any provision of this Agreement shall not affect the validity or enforceability of the remaining provisions hereof, but such remaining provisions shall be construed and interpreted in such a manner as to carry out fully the intent of the parties hereto; provided, however, that should any judicial body interpreting this Agreement deem any provision hereof to be unreasonably broad in time, territory, scope or otherwise, it is the intent and desire of the parties hereto that such judicial body, to the greatest extent possible, reduce the breadth of such provision to the maximum legally allowable parameters rather than deeming such provision totally unenforceable or invalid.

         (h) This Agreement shall not be construed more strongly against either party hereto, regardless of which party is responsible for its preparation.

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         (i) Upon the reasonable request of the other party, each party hereto agrees to take any and all actions, including, without limitation, the execution of certificates, documents or instruments, necessary or appropriate to give effect to the terms and conditions set forth in this Agreement.

         (j) This Agreement shall be effective on the eighth (8th) day after it has been executed by all parties hereto (the "Effective Date").

     IN WITNESS WHEREOF, the parties hereto have executed, or caused their duly authorized representatives to execute, this Agreement on the respective dates set forth below.

                                QUOVADX, INC.

                                By:
                                    --------------------------------------------
                                    Name: Lorine Sweeney
                                    Title: President and Chief Executive Officer

                                    "Mr. Murrie"



                                    --------------------------------------------
                                    ROBERT I. MURRIE

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